Exhibit 99.1

FIRST PACTRUST BANCORP, INC. REPORTS

RECORD EARNINGS FOR 3RD QUARTER 2008

November 4, 2008

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced third quarter results for 2008.

First PacTrust Bancorp reported record net income of $1.4 million for the third quarter ending September 30, 2008 and $.8 million for the nine month period ended September 30, 2008 compared to net income of $.3 million and $2.1 million for the three and nine month periods of the prior year, respectively. The Company reported basic and diluted earnings per share of $.35 and $.20 for the three and nine month periods ended September 30, 2008, respectively, compared to diluted earnings per share of $.07 and $.50 for the three and nine month periods ended September 30, 2007, respectively.

For the quarter ended September 30, 2008, net interest income before provision for loan losses increased $2.0 million to $6.0 million, compared to $4.0 million in the same period of the prior year primarily due to a 128 basis point decrease in the Company’s cost of funds. For the nine months ended September 30, 2008, net interest income before provision for loan losses increased $4.2 million to $16.8 million, compared to $12.6 million in the same period of the prior year, due also to the Company’s decreasing cost of funds. For the quarter ending September 30, 2008, interest income increased approximately $383 thousand, to $11.6 million, from $11.3 million in the same period of the prior year due primarily to a $76.2 million increase in the average balance of loans receivable.

Total interest expense decreased $1.6 million to $5.7 million for the quarter ended September 30, 2008, as compared to the third quarter of the prior year due primarily to a 128 basis point decrease in the Company’s cost of funds. For the nine months ended September 30, 2008, total interest expense decreased $4.5 million to $17.4 million from $21.9 million for the nine months ended September 30, 2007, due also to the Company’s decreasing cost of funds. For the nine month period ended September 30, 2008, the Company’s margins have substantially increased over the prior year’s period with the net interest spread increasing 76 basis points to 2.63% and the net interest margin increasing 65 basis points to 2.90%.

Hans Ganz, President and Chief Executive Officer, stated that “the Company’s record third quarter earnings reflect the Company’s ability to control expenses and generate positive results during difficult economic times despite an increase in loan loss reserves.” Nonperforming loans increased $7.5 million for the quarter ended September 30, 2008 and $29.5 million for the nine month period ended September 30, 2008 to $43.6 million at September 30, 2008 compared to $14.1 million at December 31, 2007. The increase in nonperforming loans for the nine month period ended September 30, 2008 was primarily related to two construction loans, one land development loan and one multi-family loan totaling $32.6 million. Loan loss reserves totaling $7.4 million have been provided for these loans. The remaining nonperforming loan balance of $11.0 million primarily consists of residential real estate loans. Loan loss reserves totaling $783 thousand were provided for these loans. Of the nonperforming loan balance, four loans totaling $6.7 million were current as of September 30, 2008 but were still classified as impaired. At September 30, 2008, real estate acquired in settlement of loans totaled $436 thousand which is included in the nonperforming loan total above, is based on the fair value of the collateral, and consisted of one single family property currently held for sale.

Year-to-date charge-offs totaled $992 thousand compared to $16 thousand for the nine months ended September 30, 2007. The current year-to-date net charge-offs consisted primarily of one commercial business loan totaling $653 thousand which was the only loan of this type in the Company’s portfolio. During the third quarter ended September 30, 2008, the Company’s provisions for loan losses totaled $1.5 million due to the increase in nonperforming loans. The allowance for loan losses as a percentage of loans outstanding was 1.58% at September 30, 2008 compared to 0.76% at September 30, 2007.

Noninterest expense decreased $314 thousand, or 8.7%, to $3.3 million for the three months ended September 30, 2008 from $3.6 million for the same period of the prior year. For the nine months ended September 30, 2008, noninterest expense decreased $637 thousand, or 5.9%, to $10.2 million compared to $10.8 million for the same period in the prior year. The declines in both periods were due to losses incurred in the California Affordable Housing Fund investment as well as decreased salary and benefit expenses.

Total deposits increased by $1.6 million, or 0.3%, to $575.5 million at September 30, 2008 from $574.2 million at December 31, 2007.

Net loans receivable increased by $81.7 million, or 11.5%, to $791.8 million at September 30, 2008 from $710.1 million at December 31, 2007. The Company’s increase in loan balances was primarily attributable to growth in one-to four- family loans and the Company’s Green account loan product.

Equity decreased $2.3 million to $81.8 million at September 30, 2008, from $84.1 million at December 31, 2007, primarily due to the purchase of treasury stock in the amount of $1.6 million and the payment of dividends in the amount of $2.3 million. Equity increased due to net income of $814 thousand, ESOP shares earned of $477 thousand and stock awards earned of $318 thousand.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,645	$11,262	$34,214	$34,497
Total interest expense	5,661	7,303	17,398	21,903

Net interest income	5,984	3,959	16,816	12,594
Provision/(reduction) for loan losses	1,479	804	7,370	714

Net interest income after provision for loan losses	4,505	3,155	9,446	11,880
Noninterest income	585	593	1,728	1,802
Noninterest expense	3,306	3,620	10,157	10,794

Income/(loss) before taxes	1,784	128	1,017	2,888
Income tax provision/(benefit)	340	(155)	203	767

Net income/(loss)	$1,444	$283	$814	$2,121

Earnings/(Loss) per share
Basic	$.35	$.07	$.20	$.51

Diluted	$.35	$.07	$.20	$.50

	September 30, 2008	December 31, 2007
	(In thousands)
Selected Financial Condition Data
Total assets	$845,549	$774,720
Cash and cash equivalents	11,703	21,796
Loans receivable, net	791,784	710,095
Securities available-for-sale	5	4,367
Bank owned life insurance investment	17,526	17,042
Deposits	575,736	574,151
Advances from Federal Home Loan Bank	183,300	111,700
Shareholders’ equity	81,849	84,075

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2008
Total capital (to risk- weighted assets)	$81,364	12.58%	$51,728	8.00%	$64,660	10.00%
Tier 1 capital (to risk- weighted assets)	76,893	11.89	25,864	4.00	38,796	6.00
Tier 1 (core) capital (to adjusted tangible assets)	76,893	9.09	33,821	4.00	42,277	5.00

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Selected Financial and Capital Ratios (1)
Return on average assets	.69%	.15%	.13%	.36%
Return on average equity	7.03	1.35	1.30	3.39
General and administrative expenses to average assets	1.58	1.88	1.67	1.84
Efficiency ratio (2)	50.33	79.53	54.77	74.98
Net interest margin	3.00	2.15	2.90	2.25
Allowance for loan losses as % of loans	1.58	0.76	1.58	0.76
Nonperforming loans to total assets (3)	5.15	1.65	5.15	1.65
Book Value per common share (4)	19.69	19.94	19.69	19.94

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

This was adversely impacted by an $89,000 and $259,000 loss on the CRA Housing Investment during both quarters.

(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.